Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated August 18, 2003, except for Note 12, as to which the date is January 23, 2004, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 18, 2003, except for Note 12, as to which the date is January 23, 2004, relating to the Financial Statement Schedule which appears in the 2003 Annual Report to Shareholders on Form 10-K/A of John B. Sanfilippo & Son, Inc. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
March 22, 2004